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                                   Airgas, Inc.
                                   259 N. Radnor-Chester Road
                                   Suite 100
                                   Radnor, PA  19087-5283
                                   www.airgas.com

AIRGAS  News Release
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Exhibit 99.1
____________

Investor Contact:                              Media Contact:
Melissa Nigro (610) 902-6206         James Ely (610) 902-6010
melissa.nigro@airgas.com                   jim.ely@airgas.com


For release:  Immediately

AIRGAS COMPLETES ACQUISITION OF BOC'S U.S. PACKAGED GAS BUSINESS

RADNOR, PA - July 30, 2004 -- Airgas, Inc. (NYSE: ARG) today announced it has completed the acquisition of the U.S. packaged gas business of The BOC Group, Inc. (NYSE: BOX) for about $175 million cash, plus up to $25 million to be paid on or about November 15, 2005. About $7 million of the purchase price was paid by National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, NC. The acquisition was first announced as a letter of intent on January 27, 2004, with an asset purchase agreement announced on April 2, 2004.

"Since announcing this landmark acquisition earlier this year, teams of people at both Airgas and BOC have worked to make this transition a smooth one for customers and employees," said Airgas Chairman and Chief Executive Officer Peter McCausland. "We are very pleased that the transition has gone extremely well and is closing on schedule. We welcome more than 1,000 BOC associates, who I am sure will fit in well and contribute to the Airgas culture."

The acquisition includes more than 120 retail stores, warehouses, fill plants and other operations in 21 states involved in distributing packaged industrial, specialty and medical gases, as well as welding equipment and supplies. The acquired business generated approximately $240 million in revenue in BOC's most recent fiscal year ended September 30, 2003. Approximately 65 percent of the revenues were from gas sales and cylinder rent, with the remainder from welding hardgoods and supplies.

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"This is a strategic opportunity that enhances our strong and stable platform and adds momentum to our growth initiatives," said McCausland. "It adds sites that will help us continue to grow our core business, branch by branch, especially in key markets in the Midwest, Northeast, Southeast and Hawaii. It also enhances our position in two key product lines, specialty and medical gases."

Airgas previously announced that it expects the acquired business to be $0.02-$0.04 accretive to EPS in the first 12 months, with up to $0.02 per share toward the end of FY05 and the balance in early FY06.

Most of the people and locations are being integrated into 12 existing Airgas regional companies. The acquired operations in Hawaii will form the newest regional company, Airgas Gaspro. Two branches in southern Virginia employing about 40 employees have been sold to National Welders Supply Company, Inc. For more information on the sites acquired and the new alignments, go to http://www.airgas.com/documents/pdf/BOCalignedsites.PDF
Airgas will own the assets at the close of business Friday, July 30, 2004 and will begin operating the acquired sites as Airgas on Saturday, July 31, 2004.

The transaction excludes packaged electronic gases, helium and hydrogen delivered in tube trailer or in liquid form, and bulk gases, including bulk medical and bulk gases supplied to BOC's distributors. The transaction also will not affect BOC's merchant liquid and tonnage/on-site business in North America and its packaged gases businesses in other parts of the world.

In addition to the acquisition, BOC and Airgas signed reciprocal long-term supply agreements. Airgas will become the supplier for a substantial portion of BOC's resale packaged gas needs. BOC will supply liquid bulk gases to support the operations it is selling to Airgas.

ABOUT AIRGAS, INC.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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ABOUT BOC

The BOC Group (NYSE:BOX), the worldwide industrial gases, vacuum technologies and distribution services company, serves two million customers in more than 50 countries. It employs 44,500 people and had annual sales of over $7 billion in 2003. Further information about The BOC Group may be obtained on the Internet at http://www.boc.com/.
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                   FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward looking, as that term is defined by the Private Securities
Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases.
These statements include, but are not limited to, statements regarding: the expected earnings per share accretion from the acquired business; the operations being a strategic fit with the Company's core business that will improve the Company's market position; the added sites helping to grow the Company's core business; the transaction strengthening the Company's position in specialty and medical gases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include:
customer acceptance of the transaction; the Company's ability to successfully integrate the acquired operations and to retain BOC's personnel; an economic downturn;
increased industry competition; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including
Form 10-K dated March 31, 2004 filed by the Company with the Securities and Exchange Commission.
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